UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 24, 2010
Fifth Street Finance Corp.
(Exact name of registrant as specified in its charter)

Delaware	1-33901	26-1219283
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)
10 Bank Street, 12th Floor
White Plains, NY 10606
(Address of principal executive offices and zip code)
Registrant’s telephone number, including area code: (914) 286-6800
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 24, 2010, at a meeting of the Board of Directors (the “Board”) of Fifth Street Finance Corp. (the “Company”), Leonard M. Tannenbaum resigned from his position as President of the Company and the Board appointed Bernard D. Berman as President of the Company. Mr. Tannenbaum remains the Chief Executive Officer of the Company and the Chairman of the Board.
     At the same Board meeting, Adam C. Berkman resigned from the Board due to personal time constraints and the Board appointed Richard P. Dutkiewicz to replace Mr. Berkman on the Board. Mr. Dutkiewicz will serve as a member of the Audit Committee and Valuation Committee of the Board.
Bernard D. Berman
     Mr. Berman is 39 years old and has been a member of the Company’s Board since February 2009. He has also been the Company’s Chief Compliance Officer since April 2009 and its Secretary since October 2007. Mr. Berman is also a partner of Fifth Street Management LLC. Mr. Berman joined Fifth Street Capital LLC in 2004. He is responsible for the operations of the Company. Prior to joining Fifth Street in 2004, Mr. Berman was a corporate attorney from 1995 — 2004, during which time he negotiated and structured a variety of investment transactions. Mr. Berman graduated from Boston College Law School. He received a B.S. in Finance from Lehigh University.
Richard P. Dutkiewicz
     Mr. Dutkiewicz is 54 years old and has served as Chief Financial Officer of Einstein Noah Restaurant Group since October 2003. From May 2003 to October 2003, Mr. Dutkiewicz was Vice President-Information Technology of Sirenza Microdevices, Inc. In May 2003, Sirenza Microdevices, Inc. acquired Vari-L Company, Inc. From January 2001 to May 2003, Mr. Dutkiewicz was Vice President-Finance, and Chief Financial Officer of Vari-L Company, Inc. From April 1995 to January 2001, Mr. Dutkiewicz was Vice President-Finance, Chief Financial Officer, Secretary and Treasurer of Coleman Natural Products, Inc., located in Denver, Colorado. Mr. Dutkiewicz’s previous experience includes senior financial management positions at Tetrad Corporation, MicroLithics Corporation and various divisions of United Technologies Corporation. Mr. Dutkiewicz began his career as an Audit Manager at KPMG LLP. Mr. Dutkiewicz received a B.B.A. degree from Loyola University of Chicago.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2010	FIFTH STREET FINANCE CORP.
	By:	/s/ William H. Craig
		Name:	William H. Craig
		Title:	Chief Financial Officer